EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 1, 2000 (the “Effective Date”), but effective as provided herein, is made and entered into by and between Ultramar Diamond Shamrock Corporation, a Delaware corporation (the “Company”), and Robert S. Shapard (the “Executive”).

WHEREAS, the Executive is serving as Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, the Company considers it in the best interests of its stockholders to foster the continued employment of certain key management personnel; and

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined herein) exists; and

WHEREAS, the Company wishes to assure itself of both present and future continuation of management in the event of a Change in Control; and

WHEREAS, the Company wishes to continue to employ the Executive and the Executive is willing to continue to render services, both on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Employment.

            1.1  The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to undertake employment with the Company upon the terms and conditions herein set forth.

            1.2  Employment will be for a term commencing on the Effective Date and, subject to earlier expiration upon the Executive’s termination under Section 5, expiring three years from the Effective Date (the “Term”). Notwithstanding the previous sentence, this Agreement and the employment of the Executive will be automatically renewed and the Term extended, subject to Section 5, for successive one-year periods upon the terms and conditions set forth herein, commencing on the third anniversary of the Effective Date, and on each anniversary date thereafter, unless either party to this Agreement gives the other party, written notice (in accordance with Section 12.5) of such party’s intention to terminate this Agreement at least three months prior to the end of such initial or extended term. For purposes of this Agreement, any reference to the “Term”of this Agreement will include the original term and any extension thereof.

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2.	Position and Duties.

            2.1  Position and Duties. During the Term, the Executive will serve as Executive Vice President and Chief Financial Officer of the Company, and will have such duties, functions, responsibilities and authority as are (i) consistent with the Executive’s position as Executive Vice President and Chief Financial Officer of the Company; or (ii) assigned to his office in the Company’s bylaws; or (iii) reasonably assigned to him by the Company’s Board of Directors (the “Board”).

            2.2  Commitment. During the Term, the Executive will be the Company’s full-time employee and, except as may otherwise be approved in advance in writing by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive will devote substantially all of his business time and attention to the performance of his duties to the Company.

3.      Place of Performance. In connection with his employment during the Term, unless otherwise agreed by the Executive, the Executive will be based at such location as may be determined by the Board. The Executive will undertake normal business travel on behalf of the Company.

4.	Compensation and Related Matters.

4.1	Compensation and Benefits.

                        (i) Annual Base Salary. During the Term of this Agreement, the Company will pay to the Executive an annual base salary of not less than $350,000, which annual base salary may be modified from time to time by the Board (or the Compensation Committee thereof) in its sole discretion, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of executive employees. The Board may from time to time authorize such additional compensation to the Executive, in cash or in property, as the Board may determine in its sole discretion to be appropriate.

                      (ii) Annual Incentive Compensation. If the Board (or the Compensation Committee thereof) authorizes any cash incentive compensation or approves any other management incentive program or arrangement, the Executive will be eligible to participate in such plan, program or arrangement under the general terms and conditions applicable to executive and management employees. Except as set forth in the proviso to the preceding sentence, nothing in this Section 4.1(ii) will guarantee to the Executive any specific amount of incentive compensation, or prevent the Board (or the Compensation Committee thereof) from establishing performance goals and compensation targets applicable only to the Executive.

Shapard Employment Agreement

            4.2     Executive Benefits. In addition to the compensation described in Section 4.1, the Company will make available to the Executive and his eligible dependents, subject to the terms and conditions of the applicable plans, including without limitation the eligibility rules, including designation by the Compensation Committee, participation in all Company-sponsored employee benefit plans including all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company participate, including any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, short or long-term disability, and any other deferred compensation, incentive compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), expense reimbursement or other employee benefit policies, plans, programs or arrangements or any equivalent successor policies, plans, programs or arrangements that may now exist or be adopted hereafter by the Company.

            4.3 Expenses. The Company will promptly reimburse the Executive for all travel and other business expenses the Executive incurs in order to perform his duties to the Company under this Agreement in a manner commensurate with the Executive’s position and level of responsibility with the Company, and in accordance with the Company’s policy regarding substantiation of expenses.

5.            Termination. Notwithstanding the Term specified in Section 1.2, the termination of the Executive’s employment hereunder will be governed by the following provisions:

             5.1      Death. In the event of the Executive’s death during the Term, the Company will pay to the Executive’s beneficiaries or estate, as appropriate, promptly after the Executive’s death, (i) the unpaid annual base salary to which the Executive is entitled, pursuant to Section 4.1, through the date of the Executive’s death, and (ii) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company’s usual policies and arrangements. This Section 5.1 will not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits then available to the Executive under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit.

             5.2      Disability.

                      (i) If the Company determines in good faith that the Executive has incurred a Disability (as defined below) during the Term, the Company may give the Executive written notice of its intention to terminate its obligations under this Agreement, which notice may, but need not, include a statement of the Company’s intent to terminate the Executive’s employment. In such event, the Company’s obligations under this Agreement, and the Executive’s employment (if applicable), will terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Termination Date”), provided that within the 30 days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his annual base salary until the Disability Termination Date. The Executive will continue to receive benefits until the Disability Termination Date, provided that if the Company has not elected to terminate the Executive’s employment under this provision (but rather to terminate only its obligations under this Agreement), the Executive’s right to continue to receive benefits following the Disability Termination Date will be governed by the policies and procedures of the Company generally applicable to disabled employees. In that event, the Executive will be considered an “employee at will” following the Disability Termination Date, and either the Executive or the Company may thereafter terminate the Executive’s employment for any reason or for no reason, and the rights and obligations of the Executive and the Company upon such termination will be governed by the policies and procedures of the Company applicable to employees at will, and by applicable law.

Shapard Employment Agreement

In the event of the Executive’s disability, the Company will pay the Executive, promptly after the Disability Termination Date, (a) the unpaid annual base salary to which he is entitled, pursuant to Section 4.1, through the Disability Termination Date, (b) for any earned but unused vacation days, to the extent and in the amounts, if any, provided under the Company’s usual policies and arrangements, and (c) a lump sum in cash in an amount equal to 50% of his annual base salary at the Disability Termination Date. This Section 5.2 will not limit the entitlement of the Executive, the Executive’s estate or beneficiaries, to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company for the Executive’s benefit; provided that (i) any amounts paid as base salary shall offset, on a dollar-for-dollar basis (but not below zero), the Company’s obligation to pay the Executive short-term disability benefits under any short-term disability plan, program or arrangement of the Company, in respect of the same period for which such base salary is paid, and (ii) any benefits paid pursuant to the Company’s long-term disability plan shall reduce, on a dollar-for-dollar basis (but not below zero), the Company’s obligation to pay the Executive base salary in respect of the same period for which such benefits are paid; provided, however, that any such offset or reduction shall not affect, or be affected by, the payment provided to be made in accordance with clauses (a), (b), or (c) of this Section 5.2(i); provided, however, that any such offset or reduction shall not affect, or be affected by, the payment provided to be made in accordance with clauses (a), (b), or (c) of this Section 5.2(i).

                      (ii) For purposes of this Agreement, “Disability” will mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six consecutive months and within 30 days after a notice of termination is thereafter given by the Company the Executive will not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive disagrees with a determination to terminate him because of Disability, the question of the Executive’s disability will be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative. In the absence of agreement between the Company and the Executive, each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to Disability. In order to facilitate such determination, the Executive will, as reasonably requested by the Company, (a) make himself available for medical examinations by a doctor in accordance with this Section 5.2(ii), and (b) grant the Company and any such doctor access to all relevant medical information concerning him, arrange to furnish copies of medical records to such doctor and use his best efforts to cause his own doctor to be available to discuss his health with such doctor.

Shapard Employment Agreement

            5.3 Cause.

                      (i) The Company may terminate the Executive’s employment hereunder for Cause (as defined below). In the event of the Executive’s termination for Cause, the Company will promptly pay to the Executive (or his representative) the unpaid annual base salary to which he is entitled, pursuant to Section 4.1, through the date the Executive is terminated and the Executive will be entitled to no other compensation, except for earned but unused vacation and other compensation as otherwise due to him under applicable law.

                      (ii) For purposes of this Agreement, the Company will have “Cause” to terminate the Executive’s employment hereunder upon a finding by the Board that (a) the Executive committed an illegal act or acts that were intended to and did defraud the Company, (b) the Executive engaged in gross negligence or gross misconduct against the Company or another employee, or in carrying out his duties and responsibilities, or (c) the Executive materially breached any of the express covenants set forth in Section 9.1, 9.2 or 9.3. The Company will not have Cause unless and until the Company provides the Executive with written notice that the Company intends to terminate his employment for Cause. Such written notice will specify the particular act or acts, or failure to act, that is or are the basis for the decision to so terminate the Executive’s employment for Cause. The Employee will be given the opportunity within 30 calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act. The Executive’s employment by the Company automatically will be terminated under this Section 5.3 for Cause as of the receipt of the written notice from the Company or, if later, the date specified in such notice. A notice given under this Section 5.3 must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause, and if the termination date is other than the date of receipt of such notice, specify the date on which the Executive’s employment is to be terminated (which date will not be earlier than the date on which such notice is given in accordance with Section 12.5). Such notice must be given no later than 180 business days after a director of the Company (excluding the Executive, if applicable) first has actual knowledge of the events justifying the purported termination.

Shapard Employment Agreement

            5.4  Termination.

                      (i) Involuntary Termination. The Executive’s employment hereunder may be terminated by the Company for any reason by written notice as provided in Section 12.5. The Executive will be treated for purposes of this Agreement as having been involuntarily terminated by the Company other than for Cause if the Executive terminates his employment with the Company for any of the following reasons (each, a “Good Reason”) without the Executive’s written consent: (a) the Company has breached any material provision of this Agreement and within 30 days after notice thereof from the Executive, the Company fails to cure such breach; (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume liability under the Agreement; (c) at any time after the Company has notified the Executive pursuant to Section 1.2 that the Company does not intend to renew the Agreement and the Executive’s employment at the end of the Term (including any previous renewals) (rather than to allow the Agreement automatically to renew); (d) a material reduction in the aggregate benefits described by Section 4.2 (other than stock based compensation) provided to the Executive, unless such decrease is required by law or is applicable to all employees of the Company eligible to participate in any employee benefit arrangement affected by such reduction; (e) a significant reduction in the Executive’s duties or the addition of duties, which in either case are materially inconsistent with the Executive’s title or position; or (f) a reduction in the Executive’s annual base salary.

                      (ii) Voluntary Termination. The Executive may voluntarily terminate the Agreement at any time by notice to the Company as provided in Section 12.5. The Executive’s death or Disability (as defined in Section 5.2(ii)) during the term of the Agreement will constitute a voluntary termination of employment for purposes of eligibility for termination payments and benefits as provided in Section 5.5, but for no other purpose.

            5.5  Termination Payments and Benefits.

                      (i) Form and Amount. Upon Executive’s involuntary termination, other than for Cause, the Company shall:

                          (a) subject to Section 5.5(iii), pay or provide Executive

                              (1) his annual salary and benefits until the date of termination,

                              (2) within five business days after any revocation period in the release described in Section 5.5(iii) has expired, a lump sum cash payment equal to three multiplied by the sum of (x) and (y), where (x) is Executive’s highest annual base salary in effect during the three years prior to his date of termination, and (y) is the highest annual incentive compensation earned by Executive during the three years prior to his termination; provided, however, that all amounts received by Executive pursuant to the Ultramar Diamond Shamrock Corporation Intermediate Incentive and Performance-Based Restricted Stock Plan shall not be considered “annual incentive compensation“for purposes of this Section 5.5(i)(a)(2),

Shapard Employment Agreement

                              (3) three additional years of age and service credit under all Company-sponsored employee benefit plans, including all retirement income plans and welfare benefit plans, policies or programs or arrangements in which Executive participates, including any savings, pension, supplemental executive retirement or other retirement income or welfare benefit, short or long-term disability, and any other deferred compensation, group and/or executive life, health, retiree health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company), expense reimbursement or other employee benefit plans, policies, programs or arrangements or any equivalent successor plans, policies, programs or arrangements that may not now exist or may be adopted hereafter by the Company (but only to the extent that eligibility, vesting, or the timing or amount of the benefit are dependent upon age and/or service); provided, however, that in the case of a qualified defined benefit pension plan, the present value of the additional benefit Executive would have accrued if he had been credited for all purposes with the three additional years of age and service under such plan as of his date of termination with the Company will be paid in a lump sum in cash within five business after any revocation period in the release described in Section 5.5(iii) has expired, with (i) in the event that Executive’s aforementioned involuntary termination occurs on or after a “Change in Control” of the Company, as defined in Section 6.2 (or prior to, but in anticipation of, such a “Change in Control”), such present value being determined using the interest rate and mortality table set forth in Section 4.1(m)(i) and 4.1(n)(i), respectively, of the Ultramar Corporation Supplemental Executive Retirement Plan (or any equivalent successor plan, policy, program or arrangement) (collectively, the “Ultramar SERP”) and (ii) in the event that Executive’s aforementioned involuntary termination occurs prior to such a “Change in Control” of the Company (other than such a termination in anticipation of such a “Change in Control”), such present value being determined using the interest rate and mortality table set forth in Section 4.1(m)(ii) and 4.1(n)(ii), respectively, of the Ultramar SERP, and further, provided, in crediting the three additional years of age and service for purposes of calculating current and unused vacation such additional years shall be applied in determining the amount of annual vacation to which Executive is entitled, but shall not be deemed to cause Executive to have earned three additional years worth of unused vacation,

                              (4) within five business days after any revocation period in the release described in Section 5.5(iii) has expired, a lump sum cash payment equal to three times the maximum amount the Company could have contributed on behalf of Executive to all of the Company-sponsored qualified and nonqualified defined contribution retirement plans in which Executive participated for any of the three years ending on the date of the Executive’s termination of employment assuming that the executive made the maximum voluntary contributions thereto,

Shapard Employment Agreement

                              (5) for a period of three years after the date of Executive’s termination of employment, the continuation of the employee welfare benefits set forth in Section 4.2 (other than short-term or long-term disability benefits), except as offset by benefits paid by other sources as set forth in Section 8.2, or as provided in Section 5.5(ii) (provided, however, that in the event that any such continued coverage is not permitted under the terms of any applicable welfare plan or policy, the Company shall provide Executive with the after-tax economic equivalent of any coverage foregone, such economic equivalent to be deemed to be no less than the total cost to Executive of obtaining such coverage on an individual basis and to be paid quarterly in advance without discount); and

                          (b) provide the Executive with outplacement services for a period of one year commencing on the date his employment is terminated in accordance with the Company’s executive outplacement policy in effect at the time his employment is terminated or immediately prior to a Change in Control (if prior to his termination of employment), whichever is more generous.

                      (ii) Maintenance of Benefits. During the period set forth in Section 5.5(i)(a)(5), the Company will use its best efforts to maintain in full force and effect for the continued benefit of the Executive all referenced benefits or will arrange to make available to the Executive benefits substantially similar to those that the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits will be provided to the Executive on the same terms and conditions (including employee contributions toward the premium payments) under which the Executive was entitled to participate immediately prior to his termination. Notwithstanding the above, if Executive’s continued participation in any of the benefits referenced in Section 5.5(i)(a)(5) would violate any applicable law or cause any benefit plan, policy or arrangement of the Company to fail to qualify for tax-favored status, the Company shall not be required to provide such benefit to Executive through the Company’s plans, policies or arrangements, but instead shall either (A) arrange to make a substantially similar benefit available to Executive at no cost to the Executive or (B) pay Executive a sufficient amount of cash to allow Executive to purchase, on an after-tax basis, a substantially similar benefit on the open market at no incremental cost to Executive.

                      (iii) Release. No benefit will be paid or made available under Section 5.5(i)(a) unless the Executive first executes a release in the form attached as an exhibit to this Agreement, and (b) to the extent any portion of such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Executive’s employment, such revocation period has expired.

                      (iv) Other Severance Benefits. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to receive the greater of (a) the termination payments and benefits provided under Section 5.5 of this Agreement, or (b) the termination payments and benefits provided by any other Company-sponsored plan, program or policy which has as its primary purpose the provision of severance benefits, but in no event shall Executive be eligible to receive termination payments and benefits provided under both this Agreement and any such plan, program or policy.

Shapard Employment Agreement

6.      Change in Control Provisions.

            6.1 Impact of Change in Control. In the event of a “Change in Control“of the Company, as defined in Section 6.2, (i) the company will cause all cash benefits due under this Agreement to be secured by an irrevocable trust for the benefit of the Executive, the assets of which will be subject to the claims of the Company’s creditors, and will transfer to such trust cash and other property adequate to satisfy all of the expenses of the trust for at least five years after the Change in Control and any of the Company’s actual and potential cash obligations under this Agreement, (ii) if the Executive’s employment is involuntarily terminated without Cause after the Change in Control, (A) the covenants of Sections 9.1 and 10 will be inapplicable to the Executive, and (B) the covenant of Section 9.2 will expire on the third anniversary of the date of termination of the Executive’s employment, and (iii) the definition of Good Reason, as set forth in Section 5.4(i) above, will be expanded to include the following:

                          (a) A good faith determination by the Executive that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting his positions, including a change in the scope of business or other activities for which he was responsible, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to any of the Executive’s positions; the Executive’s determination will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence;

                          (b) The relocation of the Company’s principal executive offices (but only if, immediately prior to the Change in Control, the Executive’s principal place of employment was at the Company’s principal executive offices), or requirement that the Executive have as his principal location of work any location that is, in excess of 50 miles from the location thereof immediately preceding the Change in Control or to travel away from his home or office significantly more often than that required immediately prior to the Change in Control; or

                          (c) For any reason, or without reason, during the 30-day period immediately following the first anniversary of the first occurrence of a Change in Control.

Shapard Employment Agreement

            6.2  Definition of Change in Control. For purposes of this Agreement, a “Change in Control“ will be deemed to occur if at any time during the term of the Agreement any of the following events will occur:

                      (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

                      (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer, less than 50% of the combined voting power of the then outstanding voting securities of such corporation or person are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

                      (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of Directors of the Company (“Voting Stock”);

                      (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                      (v) If during the period of two consecutive years individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period (excluding for this purpose the election of any new Director in connection with an actual or threatened election or proxy contest).

Shapard Employment Agreement

Notwithstanding the foregoing provisions of Section 6.2(iii) or (iv) hereof, unless otherwise determined in a specific case by majority vote of the Board (or the Compensation Committee thereof), a “Change in Control” will not be deemed to have occurred for purposes of this Agreement solely because the Company, an entity in which the Company directly or beneficially owns 50% or more of the voting securities of such entity, any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

7. Certain Additional Payments by the Company:

            (i) Anything in this Agreement to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. No Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (a) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement (unless a comparable Gross-Up Payment has theretofore been made available with respect to such option), or (b) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (a).

Shapard Employment Agreement

            (ii) Subject to the provisions of Section 7(vi) hereof, all determinations required to be made under this Section 7, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(vi) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

            (iii) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(ii) hereof.

            (iv) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

Shapard Employment Agreement

            (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(ii) and (iv) hereof will be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

            (vi) The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (b) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

                      (1) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

                      (2) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                      (3) cooperate with the Company in good faith in order effectively to contest such claim; and

                      (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(vi), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Shapard Employment Agreement

            (vii) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 7(vi) hereof) promptly pay to the Company the amount of such refund (with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(vi) hereof, a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 7.

8.	Mitigation and Offset.

            8.1 Executive’s right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal equitable defense. Any claim which the Company may have against Executive, whether for breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not part of any action or proceeding brought by Executive to enforce the rights against the Company under this Agreement.

            8.2 Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. All amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amount of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer; provided, however, that Executive’s coverage under the Company’s welfare benefit plans will be reduced to the extent that Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. Executive shall report to the Company any such benefits actually received by him.

9.	Competition; Confidentiality; Nonsolicitation.

            9.1  (i) Subject to Section 6.1(ii), the Executive hereby covenants and agrees that during the Term and for one year following the Term he will not, without the prior written consent of the Company, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if the Executive takes any of the following actions he will be engaged in “Competition,“ engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is principally engaged in the business of refining and/or marketing oil or related products in States or Provinces in which the Company (or any division or segment thereof) has operations; provided, however, that “Competition“ will not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                      (ii) Subject to Section 6.1(ii), the Executive hereby covenants and agrees that during the Term and for three years following the Term he will not assist a third party in preparing or making an unsolicited bid for the Company, engaging in a proxy contest with the Company, or engaging in any other similar activity.

            9.2  During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 9.2) to the extent necessary for Executive to carry out his obligations under this Agreement. Subject to Section 6.1(ii), the Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in Competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information“ will include all information of any nature and in any form that is owned by the Company and that is not publicly available or generally known to persons engaged in businesses similar or related to those of the Company. Confidential information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, and all other secrets and all other information of a confidential or proprietary nature. The foregoing obligations imposed by this Section 9.2 will cease if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

Shapard Employment Agreement

            9.3 The Executive hereby covenants and agrees that during the Term and for one year thereafter he will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company to give up, or to not commence, employment or a business relationship with the Company.

            9.4 Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under Sections 9.1, 9.2 and 9.3 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

10. Post-termination Assistance. Subject to Section 6.1(ii), the Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party; provided, however, that (i) the Company agrees to reimburse the Executive for any related out-of-pocket expenses, including travel expenses, and to pay the Executive reasonable compensation for his time based on his rate of annual salary at the time of termination and (ii) any such assistance may not unreasonably interfere with the then-current employment of the Executive.

11. Survival. The expiration or termination of the Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Executive’s covenants contained in Sections 9.1, 9.2, 9.3, and 10 and the Company’s obligations under Sections 5, 7, and 12.1 will survive the expiration or termination of Executive’s employment.

12.	Miscellaneous Provisions.

            12.1 Legal Fees and Expenses. Without regard to whether the Executive prevails, in whole or in part, in connection therewith, the Company will pay and be financially responsible for 100% of any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any dispute associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise; provided that, in regard to such dispute, the Executive has not acted in bad faith or with no colorable claim of success. All such fees and expenses will be paid by the Company as incurred by the Executive on a monthly basis upon an undertaking by the Executive to repay such advanced amounts if a court determines, in a decision against which no appeal may be taken or with respect to which the time period to appeal has expired, that he acted in bad faith or with no colorable claim of success.

Shapard Employment Agreement

            12.2  Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, the Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

            12.3  Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

            12.4  Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

            12.5  Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company, and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

                      (i)  To The Company. If to the Company, addressed to the attention of the Chief Executive Officer at P.O. Box 696000, San Antonio, Texas 78269-6000, with a copy sent to the attention of the General Counsel at such address.

                      (ii) To the Executive. If to the Executive, to him in care of the Company at the above address.

Shapard Employment Agreement

            12.6  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

            12.7  Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

            12.8  Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

            12.9  No Inconsistent Actions. The parties will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

            12.10  Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

            12.11  Indemnification. The Company will indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, from any and all claims, litigations, or suits arising out of the activities of the Executive reasonably taken in the performance of his duties hereunder, including all reasonable expenses and professional fees that may relate thereto. The Company agrees to use its best efforts to obtain a directors and officers liability insurance policy covering the Executive in a sufficient amount to provide such indemnification, and to maintain such policy during the Term (and for so long thereafter as is practicable in the circumstances taking into account the availability of such insurance).

            12.12  Dialogue. Unless Executive otherwise consents by the execution of an instrument in writing that specifically refers to Section 12.12 of this Agreement, no claim or dispute arising out of or related to this Agreement or any other agreement, policy, plan, program or arrangement, including without limitation, any qualified or nonqualified retirement plan, stock option plan or agreement, or any other equity incentive plan in which Executive participated prior to his termination, shall be subject to the Company’s DialogueDispute Resolution Program.

Shapard Employment Agreement Page 18 of 18 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and the year first above written.

/s/ Robert S. Shapard —————————————— Robert S. Shapard

ULTRAMAR DIAMOND SHAMROCK CORPORATION By: /s/ Jean Gaulin —————————————— TITLE Chairman, President and CEO